EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of Gold Flora Corporation, omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2023:

Name of Subsidiary	Jurisdiction of Incorporation or Organization

TPCO US Holding LLC	Delaware

Gold Flora, LLC	California

Black Lion Farms, LLC	California

Black Lion Labs, LLC	California

GF Distribution, LLC	California

Coastal Dispensary, LLC	California

Captain Kirk Services, Inc.	California

Varda Inc.	California

CMG Partners, Inc.	Delaware

NC3 Systems	California